Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-176944) of CorEnergy Infrastructure Trust, Inc. and in the related Prospectus of our reports dated February 13, 2012, with respect to the consolidated financial statements CorEnergy Infrastructure Trust, Inc., and the effectiveness of internal control over financial reporting of CorEnergy Infrastructure Trust, Inc. included in this Annual Report (Form 10-K) for the year ended November 30, 2012.

/s/Ernst & Young LLP

February 13, 2013

Kansas City, MO